Exhibit 99.1

PFENEX ANNOUNCES LEADERSHIP TRANSITION

SAN DIEGO, January 24, 2017 /PRNewswire/ — Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics, including high value and difficult to manufacture proteins, today announced that Dr. Bertrand C. Liang has resigned his position as Chief Executive Officer, President, Secretary and as a member of the Board of Directors of the Company. Patrick K. Lucy, currently the Company’s Chief Business Officer has been appointed to serve as Interim Chief Executive Officer, President, and Secretary. The Board of Directors has formed a search committee consisting of select independent directors to initiate an executive search for a replacement CEO.

William R. Rohn, Chairman of the Board of Directors, said, “Pfenex has a deep and talented management team which has helped to establish the strong foundation we have in place. Mr. Lucy is exceedingly familiar with the Company’s strategy and leadership team, which consists of highly accomplished professional executives with a long tenure in the business. We believe the Company is in good hands while we conduct a search for a new CEO. We appreciate the positive contributions Dr. Liang has made to the Company and thank him for his years of service.”

Mr. Lucy said, “I look forward to working with the Pfenex Board and management team. I have confidence in the Company’s management team, strategic direction, and opportunities that lie ahead. All of us at Pfenex are committed to executing against our strategic priorities and creating value for our stockholders.”

Dr. Liang’s mutually agreed separation from the Company comes following the completion of an independent investigation overseen by the Audit Committee that revealed Dr. Liang had not acted in accordance with the Company’s Board Approval Process Policy and Code of Ethics and Conduct in connection with certain Board approval procedures for third party contracts. Dr. Liang, together with the Board, agreed that a leadership transition is appropriate at this time and in the best interests of the Company and all of its stakeholders.

About Patrick K. Lucy

Mr. Lucy, age 49, has served as the Company’s Chief Business Officer since 2014. Mr. Lucy previously served as the Company’s Vice President of Business Development and Marketing between 2009 and 2014. Prior to joining the Company, Mr. Lucy held the position of Director of Business Development at DowPharma, a business within The Dow Chemical Company, a chemicals manufacturer, from 2002 to 2009. From 1999 to 2002, he held the position of Director of Business Development at Collaborative BioAlliance, Inc., a biotechnology company, which was acquired by The Dow Chemical Company. From 1998 to 1999, Mr. Lucy worked as a Validation Manager and Capital Project Manager and from 1996 to 1998, as a Quality Control Biochemistry Supervisor at Lonza Biologics Inc., a chemicals and biotechnology company. From 1991 to 1996, Mr. Lucy held various positions at Repligen Corporation, a life sciences company. Mr. Lucy holds a Bachelor’s degree in Biology from Villanova University.

Pfenex investors and others should note that we announce material information to the public about the Company through a variety of means, including our website (http://www.pfenex.com/), our investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The Company’s lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, therapeutic equivalents to reference listed drug products, and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com